Exhibit 99.B(p)(3)

State Street Global Markets-USA

Personal Investment Policy

July 2007

INTRODUCTION

State Street Global Markets (“SSGM”) enjoys a reputation for professionalism and integrity. This reputation can only be maintained by the determination of all SSGM personnel to act in a manner consistent with the highest ethical standards. In order to reinforce SSGM’s commitment to these standards, this Personal Investment Policy (“Policy”) has been created to define the principles, guidelines, and rules by which all SSGM employees (and applicable affiliates) must conduct their personal trading activities.

The principles and procedures set forth within this Policy serve two important purposes, one regulatory, one business. Regulatory wise, investment firms are required to have rules governing personal securities transactions of its employees and any associated persons. Business wise, integrity and professionalism are key to the foundation of SSGM’s business model and continued reputation of good standing within the financial industry. This Policy has been designed to address employee obligations to these two very important purposes.

As an SSGM employee, you are obligated to conduct your personal activities in accordance with the principles conveyed, not only in this Policy, but also articulated in the State Street Standard of Conduct. These include, but are not limited to:

•                  A fiduciary duty at all times to avoid placing personal interests ahead of the interests of SSGM and its clients;

•                  A duty to avoid any actual or potential conflicts of interests between personal activities and those of SSGM and its clients; and

•                  A duty to never take advantage of your position at SSGM that would or could potentially be construed as an opportunity to misappropriate investment decisions from SSGM, its affiliates, or its clients.

SSGM considers personal trading to be a privilege, not a right. When making personal investment decisions, you must exercise care to ensure that you do not violate the provisions of this Policy. Further, you should conduct your personal investing in such a manner that will eliminate any possibility that your time and attention are improperly devoted to your personal activities at the expense of your duties to SSGM.

As no set of rules can address or contemplate every possible situation, each SSGM employee is responsible for following the guidelines and procedures set forth in this Policy in both letter and spirit. Any employee activity that violates the provisions and/or the spirit of this Policy is subject to disciplinary action.

If you have any questions regarding this policy please contact Compliance.

I.                 KEY DEFINITIONS

The following definitions are designed to help you understand the application of this Policy. These definitions are an integral part of this Policy and a proper understanding of them is necessary to ensure that you fully comprehend your obligations to SSGM.

Categories of Personnel:

Covered Person means a person subject to this Policy. This includes all SSGM employees, those who directly support SSGM, Registered Persons, and any associated person(s) of an SSGM employee, i.e., an employee’s spouse and/or minor children. Please note that employees of SSgA and their affiliates are covered under their own Personal Investment Policy (or Code of Ethics) and are not subject to this Policy.

Registered Person is an SSGM employee who is licensed via a Federal or State Securities Regulator (i.e., the NASD); such persons may not necessarily be employed in the global markets business area, but are nonetheless, subject to this Policy.

Research Equity Analysts are employees whose assigned duties include the research and publication of single stock research reports. The designation, for the purposes of this Policy, is not restricted to those persons with the job title of “Research Equity Analyst”, but also those persons who assist in the preparation of single stock research reports. i.e., a Research Equity Analyst’s Administrative Assistant.

General Definitions:

Account(s) is defined as any securities trading vehicle, i.e., a brokerage account, where you have a personal financial interest; are a named trustee or custodian; or otherwise have direct or indirect control over the trading vehicle, whether held with SSGM, or otherwise, i.e., banks, investment advisors, other broker/dealers, etc. In general, this covers all brokerage accounts, as well as any account that hold a covered security.

Applicable Law(s) is defined as all pertinent Federal and State Securities Regulations.

Approved SSGM Broker/Dealer include those broker/dealers that SSGM receives an automated monthly electronic feed. All new accounts must be opened utilizing one of these broker dealers. Please see Appendix B for further details.

Automatic Investment Plan designates a program by which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes dividend reinvestment plan(s), as well as any payroll deduction plan established to make contributions to SSGM retirement funds.

Beneficial Ownership:  A beneficial owner is defined as any person, or entity, who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any and all securities, including, but not limited to debt and equity instruments. The beneficial ownership or a “beneficial owner” generally includes accounts, as defined above, in the name of:

You;

Your spouse;

Your minor children;

Your adult children living in your home;

Any other relative whose investments you direct or who is dependent on you for the majority of their material support (regardless of whether he or she resides in your home)

Further:

•                  Any corporation or similar entity where you, or an immediate family member sharing your household, is a controlling shareholder or participates in investment decisions for the entity.

•                  Domestic partnerships:  accounts where you are a joint owner, or listed as a beneficiary. If you contribute to the maintenance of the household and the financial support of your partner, your partner’s account(s) and the covered securities therein are considered to be beneficially owned by you and are therefore subject to this Policy. Please note, roommates are presumed to be temporary and have no beneficial interest in your account(s) and securities.

•                  Children’ custodial accounts:  If you, or your spouse, is the custodian for a minor child, the account is considered beneficially owned. If someone other than you, or your spouse, is the custodian, the account is not considered beneficially owned.

•                  Dependants 18 years of age and above:  If you have a child aged 18 or above and still claim him/her as a dependent for tax purposes, you are considered the beneficial owner of the child’s accounts and covered securities.

•                  Powers of attorney:  If you have been granted power of attorney over an account, you are considered to be the beneficial owner of the account.

Beneficial Ownership: Trusts

•                  If you are the trustee for an account, and can make investment decisions, you are considered a beneficial owner.

•                  If you are the beneficiary of a trust, but do not share investment control with a trustee, you are not considered a beneficial owner until the trust is distributed.

•                  If you are a beneficiary of a trust and can make investment decisions without consultation with a trustee, you are considered a beneficial owner of the trust.

•                  If you are a trustee and a beneficiary, you are considered a beneficial owner of the trust.

•                  If you are a settlor of a revocable trust, you are considered a beneficial owner of the trust.

•                  If your spouse/domestic partner is trustee and beneficiary, the account is covered by this Policy as it is considered beneficially owned.

Beneficial Ownership also includes accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership (e.g. trusts). This includes any accounts where you hold limited or full trading authorization, regardless of the relationship.

Covered Security is generally speaking, any tradable security, i.e., stocks, options, exchange traded funds (ETFs), debt instruments, futures, commodity instruments, foreign currency instruments, evidence of indebtedness, certificate of interest, participation in any profit sharing agreement, and/or any derivative of the same.

Exempt Security:

The following list details certain instruments that are not considered covered securities and accordingly need not be reported nor pre-cleared prior to purchase or sale;

•                  Open ended mutual funds.

•                  Direct obligations of any sovereign government or supra-national agency.

•                  High quality short term debt instruments; bankers acceptances, certificates of deposit (“CD”s”), commercial paper, repurchase agreements, and securities issued by open end investment companies (i.e., mutual funds).

•                  Variable and fixed insurance products.

•                  Unit Investment Trusts.

•                  Money Market Instruments, or their equivalent, i.e., a passbook savings account cash positions, or equivalent checking account position.

•                  Employee Stock Ownership Programs (“ESOPs”) and Share Builder and similar services.

Immediate Family Member:  This is generally designated as your spouse, and anyone with the following relationship, whether by blood, adoption, or marriage:

•                  Children and stepchildren.

•                  Parents and/or step-parents.

•                  Siblings.

Inside Information:  For purposes of this policy, inside information is any information about the issuer of a security, the security itself, or any associated business activity that is both material and non-public. Information should be considered material if:

•                  It is reasonable to expect that the price of the security or related securities of the same issuer would change if the information were made public; or

•                  There is a substantial likelihood that a reasonable investor would consider the information important in making investment decisions.

Information should be considered non-public if it is not generally available to investors through any means an investor might reasonably be expected to use.

IPO means an initial public offering of equity securities registered with the U.S. Securities and Exchange Commission (“SEC”) or foreign financial regulatory authority.

Private Placement (aka Hedge Fund, 3c(7) fund), etc. means a security that is exempt from registration under certain provisions of U.S. Securities Laws and/or similar laws of non-U.S. jurisdictions. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses.

Time shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements. If you are unsure whether a security could be defined as a private placement, you should consult your Compliance Department.

II.             APPLICABILITY OF THE POLICY

Compliance with Securities Regulations:

All covered persons are subject to all applicable securities laws. On occasion, SSGM policies and procedures may be more restrictive than the applicable laws, if so, SSGM employees are subject to the higher standard. Registered Persons (i.e., licensed Series 7 employees of SSGM, LLC) and Research Analysts are subject to further heightened policy and procedural requirements. Please see Appendix A for details.

Securities and Transactions Exempt from this Policy:

The following transactions and securities are not subject to the reporting and pre-clearance provisions of this Policy.

Transactions exempt from pre-clearance and holdings reporting:

•                  Purchases and sales of covered securities made in any account where you have no direct or indirect influence or control and/or any beneficial ownership interest.

•                  The exercise of rights warrants or tender offers where the covered securities were not purchased in order to circumvent this Policy. Please note, voluntary tenders and non-mandatory corporate actions are not considered an exempt transaction.

•                  Transactions made in an account where you, pursuant to a valid legal instrument, have given full investment discretion to an unaffiliated/unrelated third party. Please note that proper documentation will be required.

•                  Automatic investments plan(s) where your (beneficial account owner) investment decisions are non-discretionary after the initial selections.

•                  Investments in dividend reinvestment plans (DRIPS) (subsequent to the initial selections).

Securities exempt from pre-clearance and holdings reporting:

•                  Open ended mutual funds.

•                  Direct obligations of any sovereign government or supra-national agency.

•                  High quality short term debt instruments; bankers acceptances, certificates of deposit (“CD”s”), commercial paper, repurchase agreements, and securities issued by open end investment companies (i.e., mutual funds).

•                  Variable and fixed insurance products and IRC Section 529 plans.

•                  Unit Investment Trusts.

•                  Money Market Instruments, or their equivalent, i.e., a passbook savings account cash positions, or equivalent checking account position.

•                  Employee Stock Ownership Programs (“ESOPs”) and Share Builder and similar services.

PLEASE SEE THE “SECURITY TYPES AND PRE-CLEARANCE AND REPORTING REQUIREMENTS” ON PAGE 19 FOR FURTHER DETAILS.

III.         PROCEDURAL REQUIREMENTS OF THE POLICY

Maintaining an Account with a Broker/Dealer:

All covered persons are permitted to maintain their account(s) with the broker/dealer or financial institution of their choice. All new accounts must either be at your current broker/dealer or one of the SSGM Approved Broker/Dealers. Please see Appendix B detailing the approved SSGM Broker/Dealers.

If you do choose to maintain your account at SSGM, you are prohibited from personally entering transactions via the SSGM trading systems.

Certification of Receipt and Compliance with this Policy:

When you are initially employed by SSGM, as well as annually, you will be emailed a copy of this Policy. Within 10 calendar days of receipt, you must certify, via electronic signature (through the StarCompliance system) that you:

•                  Have read, understood, and agree to the terms of the Policy

•                  Have complied with all applicable requirements of the Policy during the past reporting period (not required for new employees).

Disclosure of Beneficially Owned Accounts and Holdings:

You must disclose all beneficially owned account(s) and holdings in any covered securities. You must do this within 10 calendar days of your initial employment, and thereafter, on an annual basis.

The information disclosed should be current (within 45 days of submission) and include:

•                  The title, number of shares and principal amount of each security in which you have any direct or indirect beneficial ownership.

•                  The name of any broker, dealer or bank with whom you maintain the account(s), beneficially owned, or otherwise, in which any covered securities were held for your direct or indirect benefit, or of that of a related person.

•                  The date reflecting the timeliness of the information included in the report.

Any beneficially owned account(s), as well as any holdings in covered securities you subsequently beneficially own, i.e., through marriage or any other life event, must be disclosed promptly, typically within 10 days of the event.

In order to disclose your beneficial holdings you must enter each holding via the StarCompliance system.

Reporting Violations:

You are required to report violations (or suspected violations) of this Policy.  Notification of a violation of this Policy should be sent to the following email address, or reported verbally (anonymously) to the Compliance Department:

• Email:	sscmtradereport@statestreet.com

IV.        TRADING PROVISIONS, GUIDELINES, AND PROHIBITIONS

Proprietary Information:

You are prohibited from using any proprietary information for personal benefit. Any pattern of personal trading suggesting use of proprietary information for personal benefit will be investigated by the Compliance Department.

Trading for customer and proprietary accounts takes precedence over any personal securities transactions, as such; you must never preempt a customer’s investment opportunity. You are strictly prohibited from knowingly trading in your own account(s) ahead of any customer or proprietary orders.

Inside Information:

Safeguarding inside information and related business activities from disclosure is the easiest and most effective means of complying with this Policy (and all applicable laws), accordingly, you are required to make all appropriate precautions a part of your daily awareness and workplace routine.

If you believe you may have acquired inside information, whether as part of your job or otherwise, you should contact your Compliance Officer. Subsequently, you will be restricted from buying or selling any interest in whatever company that you hold said inside information. Do not tell anyone else the details of this information (including the Compliance Officer you contact), your Compliance Officer will provide guidance accordingly. Please note, it is your responsibility to inform Compliance when said inside information will be made public (if known), otherwise, it is your responsibility to inform Compliance when the information you hold has been made publicly available, which would warrant a removal of the trading restriction.

You are prohibited from placing, influencing, or recommending a trade subject to any inside information. This applies to not only the specific security subject to the inside information, but also any similar or equivalent security. There are no exceptions to this rule and it applies to all your beneficially owned accounts.

Trading on or sharing inside information is a serious violation of securities laws. The applicable laws that deal with inside information sanction severe penalties for misuse of this information, including fines, jail sentences, and disbarment from the securities industry. If you violate any portion of this Policy’s inside information provisions, you will be subject to disciplinary action, up to, and including termination, as well as referral to the local or federal authorities.

Internal Information Barriers:

Internal business unit information should not be shared with another business unit if it is unnecessary to their function and could lead to improper use or disclosure.

The purpose of internal information barriers is to keep any and all internal information contained to where its use is necessary and legitimate to the ongoing functions of the particular business unit.

Excessive Trading:

Any excessive or inappropriate trading that interferes with your job performance or compromises your duty to SSGM and its clients is not permitted. Escalation of excessive trading will be forwarded by the Compliance Department to Senior Management.

Trading Guidelines for the Purchase and Sale of State Street Securities:

SSGM recognizes the interest you may have in investing in State Street Corporation (“State Street”) securities, nonetheless, buying or selling securities of State Street gives rise to concerns regarding the potential use of inside information. As a result, trading in State Street securities is subject to the following restrictions:

•                  Covered persons who possess inside information regarding material corporate events are prohibited from engaging in transactions in State Street securities until such information has been released to the public.

•                  Covered persons are prohibited from engaging in short selling of State Street securities, as well as engaging in any options (or similar derivative) transactions tied to State Street securities (except to the extent such options are issued by State Street as part of an employee’s compensation, i.e., options exercises).

•                  Covered persons are prohibited from engaging in speculative trading of State Street securities (defined as buys and sells within 30 days).

•                  Certain designated employees are subject to heightened restrictions related to trading in State Street securities. Affected employees are separately notified of these applicable restrictions, and along with this Policy, are also subject to State Street’s “Securities Trading Policy” dated March 30, 2006. If you have been deemed one of these designated employees you have already been notified by Legal of these heightened responsibilities.

•                  Those subject to Section 16 of the Securities and Exchange Act of 1934 are not responsible for the disclosure and pre-clearance requirements of this Policy.

Trading Guidelines for FX Employees:

SSGM-FX Employees involved in the foreign exchange trading and/or sales functions or in a position to influence the trading activity shall not:

•                  engage in foreign exchange, currency futures or currency options trading for their own accounts or benefit, including, the use of retail foreign exchange aggregators and web-based retail trading applications.

•                  hold office in or be a shareholder or partner of any brokerage or other firm involved in any way in the foreign exchange markets (this does not apply to membership or position of title in professional or trade organizations).

Currency conversion to facilitate the purchase or exchange of goods and services is permissible.

Restrictions and Guidelines for Transactions in Covered Securities:

Personal transactions in the securities of any company or issuer could, in certain circumstances, constitute an improper act or create the appearance of impropriety. In order to avoid any such conflict or appearance, your personal securities transactions in any covered securities are subject to the following restrictions:

•                  You must never employ any device, scheme or artifice to defraud a customer or SSGM.

•                  You must never engage in any act, practice or course of business, which operates or would operate as a fraud or deceit upon a customer or SSGM.

•                  If you are primarily responsible for managing or directing a State Street relationship with a customer, you may not buy or sell securities issued by the customer regardless of whether or not you possess inside information regarding that customer. If you already own such an investment prior to assuming responsibility for that customer (i.e., management of an issuer’s customer relationship), you must request a waiver of this provision from both your immediate supervisor and the Compliance Department prior to selling the affected security. Subsequent to this sale, no further sale of the subject security is allowed unless another waiver is granted. There is no exception for purchases.

•                  You may not trade on the anticipated market activity of a covered security that may follow an investment recommendation or research report published by SSGM. Personal trading on any security, which you know to be subject to this provision, must be delayed until full public disclosure of the recommendation or report has been disseminated.

•                  You may not use your influence to accept favorable consideration in order to purchase any covered security.

•                  You may not originate a rumor or participate in the circulation of one concerning any covered security.

•                  You may not use any derivative or any evasive tactic to avoid the requirements of this Policy, i.e., the purchase of a convertible bond to avoid a restriction regarding the purchase of the underlying common stock, or the purchase of options tied to a covered security under a restriction.

•                  You may not recommend to a third party the purchase or sale of a covered security when you are personally prohibited from engaging in said action.

•                  You may not invest in the covered securities of a supplier, vendor, or similar entity of State Street or SSGM, if you, as an individual employee, have substantial responsibility for representing SSGM or State Street in its relationship with that supplier, vendor, or similar entity.

•                  You may not accept personal fees charged by a broker for conducting any securities transaction, exempt or covered. Engaging in any such practice could create the appearance of a conflict of interest and must be avoided.

•                  You may not short stock, or buy put options (or similar instrument) in the covered securities of a customer (unless conducted as part of a hedging strategy) when you are directly responsible for providing services to that customer.

•                  You may not purchase securities, covered or exempt, in the initial market where State Street is involved in the securities underwriting or distribution without prior written approval from the Compliance Department.

•                  Per State Street’s Standard of Conduct Policy, serving as a Director, Officer, Employee, Partner or Sole Proprietor of a “for profit” organization or company without prior written approval from the SSGM Area Head. Such approval should be forwarded to the Compliance Department.

V.            PRE-CLEARANCE

All covered persons are required to pre-clear their transactions in any covered security.

All pre-clearance approval requests must be entered via the StarCompliance system. All questions on the system request form must be answered appropriately. Pre-clearance requests must be entered on the day of the impending transaction and must be re-submitted on any subsequent days until the transaction in question has been completed (i.e., for day orders). Good till canceled(1) orders need only be pre-cleared once; nonetheless, any modification of a good till canceled order must be subsequently pre-cleared because it constitutes a new transaction.

Generally, a pre-clearance request will not be approved if it would appear that the transaction in question could have a material influence on the market for that security or would take advantage of, or hinder, trading by any client of State Street (“front running”).. Additionally, pre-clearance requests may be evaluated to determine compliance with other provisions of this Policy deemed relevant.

Please note, pre-clearance is not required for any purchases or sales that are not considered voluntary, i.e., transactions executed as a result of a margin call, an involuntary short cover, a broker’s cover of a negative cash balance, a disposition of fractional shares and/or any debt maturities, or similar non-voluntary action.

By seeking pre-clearance, you will be deemed to be confirming that you:

•                  Do not possess any material, nonpublic information relating to the covered security;

•                  Are not using knowledge of any proposed trade or investment program, related to any client portfolio, for personal benefit;

•                  Believe the proposed trade is available to any similarly situated market participant on the same terms as any regularly situated investor; and

•                  Are fully complying with the provisions set forth in this Policy.

Pre-clearance may be denied for any reason. You will not receive an explanation if your pre-clearance request is denied.

Note: State Street Associates (“SSA”) employees should reference Appendix B for further guidelines and restrictions related to their positions within SSA.

(1) A good-till-canceled order (GTC) is a limit or stop order placed by an investor that instructs the broker that the order shall remain in effect until filled or canceled by the investor.

Pre-Clearance Trading Reconciliation:

All covered person’s transactions and reporting obligations are subject to a random review, at anytime, in order to determine your compliance with this Policy. As such, statements and confirmations may be requested by the Compliance Department as determined by the Compliance Department. Once received, the Compliance Department will reconcile the applicable reporting and pre-clearance requirements of this Policy with the information provided.

You are obligated to provide any documentation requested, a failure to do so, may result in disciplinary action.

Please note, registered persons are required to provide statements and confirmations, accordingly their accounts are always subject to a full trading reconciliation, all other covered persons are subject to the random review referenced above.

VI.   ADMINISTRATION OF THIS POLICY

The Compliance Department has the discretion to determine whether the provisions of this Policy do or do not apply to any of your specific transaction(s) or activities.

Violations and Sanctions:

Any potential violation of the provisions of this Policy will be investigated by the Compliance Department. Upon discovering a violation of this Policy by any employee and/or his/her family member or related party, the Compliance Department may impose such sanctions as deemed appropriate, including, among other things, the following:

•                  A limitation on the placement of personal transactions if excessive trading is found.

•                  A letter of censure;

•                  A monetary fine;

•                  Suspension of employment;

•                  Termination of employment;

•                  Criminal referral.

Examples of possible sanctions include, but are not limited to:

•                  A warning letter, with or without a cc: to the employee’s manager.

•                  Monetary fines or disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and

•                  Suspension or termination of employment if an employee is a serial violator of the Policy.

Appeals Process:

If it has been determined that you have violated this Policy, you may appeal any subsequent sanction by providing the Compliance Department with a written explanation within 30 days the administrative action. After a review, you will be advised whether the sanction in question will be imposed, modified or withdrawn.

Compliance Department’s decisions are final and binding.

Hardship and Unfairness Exemptions:

If you believe that any aspects of this Policy impose a particular hardship or unfairness with respect to a particular transaction or situation without conferring a corresponding benefit toward the goals of this Policy, you may submit a written request to the Compliance Department for an exemption from its provision(s) relating to the particular transaction, ongoing activity, or reporting requirement. A full and thorough rationale for any exemption is expected.

If an exemption is granted, the Compliance Department may impose alternative controls or requirements. Any exemption granted in this regard shall apply only to you and any specific beneficially owned account for which you have sought relief. No other person may rely on such individual exemption unless specifically authorized by their Compliance Department. If circumstances warrant, the Compliance Department may submit your request to Legal for input.

Compliance Department decisions are final and binding.

SECURITY TYPES AND PRE-CLEARANCE AND REPORTING REQUIREMENTS

(This list should not be considered inclusive of all securities. Please contact your local Compliance Department if you require additional guidance)

Transactions
and Holdings
	Covered	Disclosure	Pre-Clearance
Security Type:	Security:	Required	Required:
Open-End Investment Companies (Mutual Funds)	No	No	No
Closed-End Funds	Yes	Yes	Yes
ETF’s (regardless of being registered as a closed open ended fund)	Yes	Yes	Yes
Certificates of Deposit (“CD’s”)	No	No	No
Bankers Acceptances	No	No	No
Commercial Paper	No	No	No
U.S. Treasury Securities (and other obligations backed by the good faith and credit of the U.S. Government)	No	No	No
Unit Investment Trusts (UIT’s)	Yes	Yes	Yes
Sovereign Government Issued Securities	No	No	No
Debt obligations that are NOT backed by the good faith and credit of a sovereign government.	Yes	Yes	Yes
Money Market Instruments, Repurchase agreements, and short term fixed income securities with a maturity of less than one year.	No	No	No
Equity Securities	Yes	Yes	Yes
Municipal Bond Securities	Yes	Yes	Yes
Corporate Bond Securities	Yes	Yes	Yes
Commodities, including commodities and options and futures on commodities.	Yes	Yes	Yes
Real Estate Limited Partnerships or Cooperatives	No	Yes	No
Options on foreign currency traded on a national securities exchange	No	Yes	No
Options on foreign currency traded over the counter or on futures exchanges	Yes	Yes	No
Annuities and Life Insurance Products	No	No	No
Warrants	Yes	Yes	Yes
Options on Broad Based Securities Indexes, i.e., OEX, SPX, DJI. FTSE, etc.	No	No	No
Options and forward contracts on securities	Yes	Yes	Yes
Rights Subscriptions	No	No	No
Equity Futures	Yes	Yes	Yes

Appendix A

U.S. BROKER DEALER REGISTERED EMPLOYEES ONLY (SSGM, LLC)

Duplicate Statements and Confirms-Registered Persons:

If you are a Registered Person, you are required to notify any brokers, dealers, investment advisers, banks, and/or any other similar financial institution(s) where you hold an account(s) with a request to forward all duplicate trading confirms, as well as duplicate account statements, to the Compliance Department. This request must be initiated at the commencement of your employment with SSGM and whenever you open any other subsequent account(s). Please note, this request will be handled by the Compliance Department once you’ve entered your accounts into the StarCompliance system.

This applies to any and all account(s) where you have a direct or indirect beneficial ownership.

Prohibited Activities:

Pursuant to certain applicable laws, you are prohibited from:

•                  Investing in an Initial Public Offering (IPO). This prohibition applies unless you have a pre-existing right to purchase the IPO due your status as an existing shareholder or depositor of the issuer. If so, you must obtain prior written approval from the Compliance Department.

•                  There is also an exception where you, with prior written approval from the Compliance Officer, may be allowed to acquire shares in an IPO if your spouse/domestic partner is employed by the issuer of the IPO.

IPO approval requests must be initiated via the StarCompliance system by utilizing the Pre-Trade Authorization Form.

•                  Investing in a private offering(s) (e.g. offerings of securities not registered with a regulatory agency, such as the SEC, stocks of privately held companies, private placements and non-publicly traded limited partnerships) without prior written approval from the Compliance Department.

Private offering approval requests must be initiated via the StarCompliance system by utilizing the Pre-Trade Authorization Form.

Research Equity Analyst Restrictions

Due to the sensitive nature related to the duties and information available to Research Equity Analysts, as well as their staff, certain heightened trading restrictions are applicable. If you have been identified as a Research Equity Analyst or are included in their staff, i.e., as part of your job duties, you help to prepare research reports, you are prohibited from:

•                  Purchasing any covered securities, as defined by this Policy. You are only allowed to purchase exempt securities. This prohibition covers all beneficially owned accounts as previously defined.

•                  If, prior to accepting a position as a Research Equity Analyst, or as an identified staff member, you hold a position in any covered security, you do not have to sell the security immediately but you may NOT add to the position. Any requests to place a transaction in a previously held position, or a derivative instrument of such, i.e., an options contract, must be approved by your manager first, and then by the Compliance Department in writing.

If a violation is identified, your trade will be cancelled and your account may be subject to closure. Violation of this prohibition further subjects you to disciplinary action.

Appendix B

State Street Associates Employees

Policy:

Certain SSGM employees working within the SSA group have been granted access to Flow Data (“Raw Data”) extracted from the accounting systems used by Investors Services. Due to the sensitive nature of the Raw Data State Street Global Markets is imposing a 15 calendar day pre-clearance waiting period between said employees transaction request via the StarCompliance Pre-Trade Authorization Form (“PTAF”) and the approval to execute the requested transaction in the open market. As such, any employee that has access to Raw Data must wait 15 calendar days from their PTAF request before executing any covered security transaction in the open market. This restriction will apply for as long as the employee has access to Raw Data. If an employee’s access to Raw Data is terminated, the 15 day waiting period restriction will be removed 15 calendar days from the last day said employee had rights to access the Flow Data.

Deferred Stock Awards and Restricted Stock Awards issued by State Street are exempt from the 15 day waiting period. However, State Street Stock held in a brokerage account and purchased on the open market are not.

Procedure:

•                  Employees with access to Raw Data will be classified as “Access Employees” in the StarCompliance system. Access Employees are prohibited from executing their PTAF requests until they receive secondary SSGM Compliance Staff approval. Those not identified as Access Employees are only subject to the StarCompliance’s automated transaction approval process.

•                  All employees, per the Personal Investments Policy, must submit their trade requests via the StarCompliance PTAF process.

•                  As stated above, for those SSA employees identified as Access Employees, an SSGM LLC Compliance officer will review their PTAF request(s), and where appropriate, provide conditional approval for the requested transaction so long as said employee waits the required 15 calendar days before executing their trade request in the open market.

•                  At the end of each month, SSGM, LLC Compliance, will verify SSA’s employees compliance with the aforementioned procedures via a duplicate confirm and statement review

Appendix C

Approved SSGM Broker/Dealers

The following broker dealers have been approved for all new accounts:

•                  State Street Global Markets, LLC.

•                  Schwab

•                  Morgan Stanley Dean Witter

•                  Salomon Smith Barney

•                  Fidelity Investments

•                  TD Waterhouse

•                  E*Trade

•                  Harris Direct

•                  Merrill Lynch

•                  Ameritrade

Please contact the Compliance Department with any alternative broker dealer requests.